Exhibit 10.1

Verso Corporation

8540 Gander Creek Drive

Miamisburg, Ohio 45342

T 877 855 7243

www.versoco.com

September 30, 2020

Mr. Adam St. John

Dear Adam:

This letter agreement, including the Waiver (as defined herein) and the other exhibits hereto (collectively, this “Agreement”), sets forth the understanding and agreement between Verso Corporation, a Delaware corporation (together with any of its parents, subsidiaries and affiliates as may have employed you from time to time, and any and all successors thereto, the “Company”), and you regarding the ending of your employment with the Company. All capitalized terms used but not defined herein have the meanings given to them elsewhere in this Agreement.

1. Ending of Employment; End Date. Your employment with the Company will end on September 30, 2020 (the “End Date”). In connection therewith, you hereby irrevocably resign, effective as of the End Date, from all your positions with the Company and each of its subsidiaries, including as a director, employee and the President and Chief Executive Officer of Verso Corporation.

2. Waiver and Release of Claims Agreement. Attached hereto as Exhibit A is a Waiver and Release of Claims Agreement (the “Waiver”), which is considered an integral part of this Agreement and is incorporated herein by reference as if fully restated herein. By signing each of this Agreement and the Waiver, you are waiving certain legal rights, and you are hereby advised to consult with an attorney and to have the attorney review these documents with you before you sign them.

3. Benefits. If you sign the Waiver and do not revoke it within the time periods described therein, and subject to your compliance with all of your obligations under this Agreement, the Waiver, the Amended and Restated Confidentiality and Non-Competition Agreement dated as of November 11, 2019, between the Company and you (the “CNC Agreement”), and any other contract between the Company and you, the Company will provide to you the payments and benefits described in Exhibit B (the “Benefits”). If you sign the Waiver but then revoke it in a timely manner, you will not be entitled to the Benefits.

4. Other Payments and Benefits. Certain payments and benefits that the Company will provide to you, regardless of whether you sign this Agreement or the Waiver, in connection with the ending of your employment with the Company are described in Exhibit C.

5. Taxes. You will be ultimately and solely responsible for the timely payment in full of all federal, state, local and foreign taxes, and all interest and penalties thereon, imposed with respect to the Benefits and all other payments and benefits (except the welfare plan payments provided in Section 8 of Exhibit B of this Agreement) that you receive in connection with the ending of your employment with the Company. The Company will withhold any and all federal, state, local and foreign taxes and charges that the Company is required to withhold from the Benefits and other payments and benefits that you receive in connection with the ending of your employment with the Company. You agree not to make any claim against the Company or any other Releasee (as defined herein) if an adverse determination is made as to the tax treatment of, the Benefits or other payments and benefits that you receive in connection with the ending of your employment with the Company.

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6. Acknowledgements. You acknowledge and agree that (a) you have carefully read this Agreement and the Waiver in their entirety, fully understand and agree to their terms, conditions and provisions, and have signed this Agreement and the Waiver knowingly, voluntarily and free from any fraud, duress, coercion or mistake of fact; (b) this Agreement is effective immediately and (c) the Waiver will become legally binding on and enforceable against you and the Company beginning on the Effective Date (as defined herein).

7. No Admissions. The Company does not admit, in this Agreement or otherwise, that (a) the Company has treated you unlawfully or unfairly in connection with your employment with the Company, the ending of your employment with the Company, or otherwise, and (b) the Company has incurred any liability to you or anyone else arising from or relating to your employment with the Company, the ending of your employment with the Company, or otherwise.

8. Non-Disparagement. You shall not, at any time, publish or communicate disparaging or derogatory statements or opinions about the Company or any other Releasee, including but not limited to, disparaging or derogatory statements or opinions about its or their management, directors, officers, employees, agents, stockholders, research, products or services, to any third party. Furthermore, the Company shall instruct the officers and directors of the Company to not, at any time, publish or communicate disparaging or derogatory statements or opinions about you to any third party. The restrictions of this Section 8 shall not apply to truthful statements made in court, arbitration proceedings or mediation proceedings or in documents produced or testimony given in connection with legal process that are based on the reasonable belief of the person making the statement and are not made in bad faith.

9. Further Assurances. The Company and you agree to execute and deliver any and all other documents and instruments and to take any and all other actions that the other party may reasonably request from time to time to effectuate the intent and purposes of this Agreement.

10. Successors. This Agreement is personal to you and may not be assigned by you. This Agreement will inure to the benefit of and be binding upon and enforceable by and against the Company and its respective successors and assignees, and any such successor or assignee will be deemed substituted for the Company under this Agreement for all purposes. As used herein, the terms “successor” and “assignee” include any person or entity that at any time, whether by purchase, merger or otherwise, directly or indirectly acquires ownership of the Company or to which the Company assigns this Agreement by operation of law or otherwise.

11. Enforceability. This Agreement is binding upon and enforceable by and against the Company and its successors and permitted assignees and you and your agents, representatives, heirs, beneficiaries, executors, administrators and permitted assignees.

12. Amendment. This Agreement may not be amended, supplemented or otherwise modified except by a written agreement that expressly refers to this Agreement and is executed and delivered by all the parties hereto.

13. Waiver. Neither the failure nor any delay on the part of any party hereto to exercise any right, remedy, power or privilege under this Agreement will operate as a waiver thereof, nor will any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or any other right, remedy, power or privilege, nor will any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver under this Agreement will be binding unless it is in writing and is signed by the party asserted to have granted such waiver.

14. Severability. If any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, invalid or unenforceable, then such provision will be modified automatically to the extent necessary to make such provision fully legal, valid or enforceable and the remainder of this Agreement will continue in full force and effect.

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15. Cooperation in Drafting; Certain Usage. Each party hereto has cooperated in the negotiation, drafting, preparation and review of this Agreement. In the event of any interpretation or construction of any provision of this Agreement, such provision will not be construed against either party on the basis that such party was the drafter of such language. As used herein, the term “includes” and its derivatives are to be interpreted as if they are followed immediately by the phrase “without limitation” or similar phrases.

16. Choice of Law and Jurisdiction. This Agreement will be governed by, construed under, and enforced in accordance with the internal laws of the State of Ohio, without regard to the conflicts-of-law provisions or principles thereof. This Agreement and its subject matter have substantial contacts with the State of Ohio, and any lawsuit or other legal proceeding with respect to this Agreement must be brought in a court of competent jurisdiction in Montgomery County, Ohio, or in the United States District Court for the Southern District of Ohio. In any such lawsuit or other legal proceeding, any such court will have personal jurisdiction over all the parties hereto, and service of process upon them under any applicable law, statute or rule will be deemed valid and good.

17. Fees and Expenses. If any party to this Agreement commences a lawsuit or any other legal proceeding against any other party hereto arising from or relating to this Agreement (including to enforce any covenant contained in this Agreement or to obtain any relief or remedy for any breach of this Agreement), and you prevail on at least one substantive count in such lawsuit or other legal proceeding will be entitled to receive, in addition to all other relief and remedies to which it may be entitled, an award of all the costs incurred by such party in preparing for and conducting the lawsuit or other legal proceeding, including its reasonable attorneys’ fees and expenses and court costs.

18. Complete Agreement. This Agreement (including the Waiver and the other exhibits hereto) and the CNC Agreement (as applicable) constitute and contain the entire agreement and final understanding concerning your relationship with the Company and the other subject matters addressed herein and supersedes and replaces all prior negotiations, understandings, agreements and arrangements, whether written or oral, and whether proposed or definitive, concerning the subject matters hereof. Any prior representation, promise or agreement not specifically set forth in this Agreement will not be binding upon or enforceable against either party. You are not relying on any representation of the Company or any other Releasee except as expressly set forth in this Agreement.

19. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and the signature pages hereof by facsimile or email transmission will constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. The electronic signatures of the parties will be deemed to be their original signatures for all purposes.

20. Compliance with Section 409A. Notwithstanding anything herein to the contrary, if on the End Date you are a “specified employee” as defined in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the U.S. Department of Treasury regulations and other interpretive guidance issued thereunder (collectively, “Section 409A”), and the deferral of the commencement of any payments or benefits otherwise payable hereunder or pursuant to any other agreement with the Company as a result of such termination of employment is necessary in order to prevent any prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, then such portion deferred under this Section 20 shall be paid or distributed to you in a lump sum on the earlier of (a) the date that is six months following the End Date, (b) a date that is no later than 30 days after the date of your death, or (c) the earliest date as is permitted under Section 409A. For purposes of clarity, the six-month delay shall not apply in the case of severance pay contemplated by Treas. Reg. Section 1.409A-1(b)(9)(iii) to the extent of the limits set forth therein. Any remaining payments due under this Agreement shall be paid as otherwise provided herein. If any other payments of money or other benefits due to you under this Agreement could cause the application of an accelerated or additional tax under Section 409A, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined jointly by the Company and you, that is reasonably expected not to cause such an accelerated or additional tax. For purposes of Section 409A, your right to receive installment payments under this Agreement shall be treated as a right to receive a series of separate payments and, accordingly, each such payment made under this Agreement shall at all times be considered a separate and distinct payment within the meaning of Section 409A, and references in this Section 20 to your “termination of employment” shall refer to your “separation from service” with the Company within the meaning of Treas. Reg. Section 409A-1(h) and any successor provision. To the extent that any reimbursements or in-

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kind benefits due to you under this Agreement constitute “deferred compensation” under Section 409A, any such reimbursements or in-kind benefits shall be paid to you in a manner consistent with Treas. Reg. Section 1.409A-3(i)(1)(iv). To the maximum extent permitted by applicable law, the amounts payable to you under this Agreement shall be made in reliance upon Treas. Reg. Section 1.409A-1(b)(9) (with respect to separation pay plans) or Treas. Reg. Section 1.409A-1(b)(4) (with respect to short-term deferrals). The Company shall consult with you in good faith regarding the implementation of the provisions of this Section 20, provided that neither the Company nor any of its employees or representatives shall have any liability to you with respect thereto.

[The signature page follows on the next page.]

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To indicate your agreement to and acceptance of the terms, conditions and provisions of this Agreement and the Waiver, please sign both copies of this Agreement and the Waiver and return one copy of each document to me. The other copy of each document is for your files.

Verso Corporation

/s/ St. John Daugherty
By: St. John Daugherty
Vice President, Legal and Corporate Affairs
Date: September 30, 2020

Agreed to and Accepted:

/s/ Adam St. John
Adam St. John
Date: September 30, 2020

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EXHIBIT A

VERSO CORPORATION

8450 Gander Creek Drive

Miamisburg, Ohio 45342

WAIVER AND RELEASE OF CLAIMS AGREEMENT

In exchange for the Benefits, I freely and voluntarily agree to enter into and be bound by this Waiver and Release of Claims Agreement (this “Waiver”). All capitalized terms used but not defined herein have the meanings given to them elsewhere in the Agreement.

1. Ending of Employment. I acknowledge and agree that my employment with the Company ended on the End Date.

2. Delivery of Waiver. I acknowledge that the Company delivered the Agreement and this Waiver to me on September 30, 2020.

3. Effect on Benefits. I acknowledge and agree that unless I sign and do not revoke this Waiver within the time periods described herein, and unless I comply with all the covenants and perform all the obligations imposed on me in the Agreement, this Waiver, the CNC Agreement, and any other contract between the Company and me, I will not be entitled to receive any of the Benefits.

4. Waiver and Release. Subject in all respects to the Retained Rights (as defined herein), which shall remain with me and are not waived, released, discharged or affected in any way by this Waiver, I and anyone claiming through me (including my agents, representatives, assigns, heirs, beneficiaries, executors and administrators) hereby irrevocably, unconditionally and forever waive, release and discharge the Company, its direct and indirect parents, subsidiaries and other affiliates, its and their respective predecessors, successors and assigns, and its and their respective former, current and future stockholders, members, partners, directors, officers, managers, employees, agents, representatives, attorneys and insurers (collectively, the “Releasees”) from any and all claims, causes of action, charges, complaints, demands and rights of any nature whatsoever, whether known or unknown, and whether fixed or contingent, arising from, based on, or relating to my employment with the Company, the ending of my employment with the Company, my status at any time as a holder of any securities of any Releasee, any act or omission of any Releasee occurring prior to or on the End Date, and any dealing, transaction or event involving any Releasee occurring prior to or on the End Date, including any and all such claims, causes of action, charges, complaints, demands and rights under the Civil Rights Act of 1866, the Civil Rights Act of 1871, the Fair Labor Standards Act of 1938, the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Rehabilitation Act of 1973, the Employee Retirement Income Security Act of 1974, the Worker Adjustment and Retraining Notification Act of 1988, the Older Workers Benefit Protection Act of 1990, the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, all laws of the State of Ohio relating to any subject matter covered by the foregoing laws of the United States of America (including Ohio Revised Code Section 4112), and any other federal, state or local law, rule, regulation or common law, in each case as the same may be amended from time to time. This Waiver includes all wrongful termination and constructive discharge claims, all discrimination claims, all claims for compensation for the time worked and the services performed for the Company, all claims (except the Retained Rights) relating to the CNC Agreement or any contract of employment (whether express or implied) with the Company, all claims for the breach of any covenant of good faith or fair dealing (whether express or implied), and any tort of any nature. This Waiver is for any relief or remedy, regardless of how it is denominated, including wages, back pay, front pay, reinstatement, benefits, compensatory damages, punitive or exemplary damages, and attorneys’ fees and expenses. Notwithstanding any provision of this Waiver to the contrary, this Waiver does not apply to any claim or right that may not be waived under applicable law, any claim for my vested interest in any employee benefit plan, program or arrangement maintained by the Company or the benefits provided thereunder, any claim for unemployment insurance benefits or workers’ compensation, any claim arising from or relating to the Agreement or this Waiver, or any claim that may arise after the Effective Date.

5. No Unreported Work; Proper Payment. I represent that I have reported all hours that I have worked for the Company, and that the Company has properly paid me for all of my hours worked.

6. No Unreported Work-Related Injury or Illness. I represent that I have no unreported work-related injury or illness, and I have no basis to report any such injury or illness.

7. No Claim, Charge, Etc. I represent that I have not made or filed any claim, charge, complaint, demand or lawsuit against any Releasee to such Releasee or with the United States Equal Employment Opportunity Commission, the Ohio Civil Rights Commission, or any other federal, state or local governmental authority or court. Except as expressly contemplated in the last sentence of Section 4 of this Waiver or as to the Retained Rights, and only if and to the extent permitted by applicable law, I agree that (a) I will not make any claim, charge, complaint, demand or lawsuit against any Releasee, and (b) if any federal, state or local governmental authority or court assumes jurisdiction of any claim, charge, complaint, demand or lawsuit against any Releasee on my behalf, I will request that such governmental authority or court withdraw from the matter and I will refuse any and all benefits derived therefrom. I hereby irrevocably waive any right that I may have to bring any representative action or to serve in any representative capacity in any class or collective action against any Releasee, such that any action by me or taken on my behalf may proceed, if at all, only as an individual action.

8. No Unlawful Act or Omission; Investigations. I represent that I have not knowingly engaged in any unlawful act or omission in the course of my employment with the Company, and I know of no basis on which any such claim could be asserted. I will cooperate fully in any investigation conducted by or on behalf of the Company into any matter that occurred at any time during my employment with the Company. I understand that this Waiver does not prevent me from cooperating in any investigation conducted by or on behalf of any federal, state, local or foreign governmental authority. To the fullest extent permitted by applicable law, I hereby irrevocably assign to the government of the United States of America any right that I might have to any proceeds or award in connection with any false claim proceeding against the Company or any other Releasee.

9. Protected Rights. I understand that (a) nothing contained in this Waiver or elsewhere in the Agreement is intended to limit, or shall be construed as limiting, my ability to file a charge or complaint with the United States Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (each a “Government Agency”); (b) this Agreement does not limit my ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company; and (c) this Agreement does not limit my right to receive an incentive award for information provided to any Government Agency. For clarity, and as required by law, this Waiver does not prevent me from accepting a whistleblower award from the Securities and Exchange Commission pursuant to Section 21F of the Securities Exchange Act of 1934, as amended. Notwithstanding the foregoing, I agree to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Company Confidential Information (as defined below) to any parties other than the Government Agencies. I further understand that the protected rights described in this Section 9 do not include the disclosure of any Company attorney-client privileged communications or attorney work product. In addition, pursuant to the Defend Trade Secrets Act of 2016, I acknowledge that I am hereby notified that an individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made in confidence to a federal, state, or local government official (directly or indirectly) or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if (and only if) such filing is made under seal. In addition, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the individual’s attorney and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

10. Return of Company Property. I agree to commit no act or omission that harms, impairs or in any way damages the Company’s (or any of its subsidiaries’) computer systems and resources, including but not limited to, data, servers, storage, personal computers, mobile devices, security systems, network systems, and Company software. I represent and covenant that I have returned to the to the Company (a) all physical, computerized, electronic or other types of records, documents, proposals, notes, lists, files and any and all other materials, including computerized electronic information, that refer, relate or otherwise pertain to the Company or any of its subsidiaries that were in my possession, subject to my control or held by me for others; and (b) all property or equipment that I have been issued by the Company or any of its subsidiaries during the course of my employment or property or equipment that I otherwise possessed, including any keys, credit cards, office or telephone equipment, computers, tablets, cell phones/smartphones, other devices, and automobile. I acknowledges that I am not authorized to retain any physical, computerized, electronic or other types of copies of any such physical, computerized, electronic or other types of records, documents, proposals, notes, lists, files or materials, and am not authorized to retain any property or equipment of the Company or any of its subsidiaries. I further agree that I will immediately forward to the Company (and thereafter destroy any electronic copies thereof) any business information relating to the Company or any of its subsidiaries that has been or is inadvertently directed to me following the date of the termination of my employment. The Company will reasonably cooperate with me, if requested, to transfer to me the phone numbers associated with my Company cell phones/smartphones.

11. Confidential Information. I represent and agree that my CNC Agreement remains in force and I will comply with my obligations thereunder.

12. Inventions. I acknowledge and agree that the Company owns all rights to and interests in any Invention that I conceived of, developed or assisted in developing, in whole or in part, while employed with the Company and prior to the End Date that (a) relates to the Company’s current business or anticipated future businesses, (b) involves the use of the Company’s information, equipment, facilities or supplies, (c) is or was created or conceived of, in whole or part, while working on the Company’s time, or (d) results from my work for the Company. I represent and agree that I have disclosed to the Company all Inventions that I conceived of, developed or assisted in developing, in whole or in part, while employed with the Company and prior to the End Date. As used herein, the term “Inventions” means inventions (whether or not patentable), discoveries, innovations, improvements, designs and ideas and related technologies and methodologies (whether or not shown or described in writing or reduced to practice). I understand that my acknowledgement of the Company’s ownership of such Inventions and the required disclosure thereof do not apply to an Invention that does not meet any of the characteristics identified in the first sentence of this Section 12.

13. Enforceability. This Waiver is binding upon and enforceable against me and my agents, representatives, heirs, beneficiaries, executors and administrators.

14. Choice of Law and Jurisdiction. This Waiver will be governed by, construed under, and enforced in accordance with the internal laws of the State of Ohio, without regard to the conflicts-of-law provisions or principles thereof. This Waiver and its subject matter have substantial contacts with the State of Ohio, and any lawsuit or other legal proceeding with respect to this Waiver must be brought in a court of competent jurisdiction in Montgomery County, Ohio, or in the United States District Court for the Southern District of Ohio. In any such lawsuit or other legal proceeding, any such court will have personal jurisdiction over all the parties hereto, and service of process upon them under any applicable law, statute or rule will be deemed valid and good.

15. CONSIDERATION AND CONSULTATION. THE COMPANY HEREBY ADVISES ME THAT BEFORE I SIGN THIS WAIVER, I MAY TAKE 21 DAYS TO CONSIDER WHETHER OR NOT TO SIGN IT. THE COMPANY ALSO HEREBY ADVISES ME TO CONSULT WITH AN ATTORNEY AND TO HAVE THE ATTORNEY REVIEW THIS WAIVER WITH ME BEFORE I SIGN IT. I HEREBY ACKNOWLEDGE THAT I HAVE HAD AN OPPORTUNITY TO CONSULT WITH AN ATTORNEY AND EITHER HAVE HELD SUCH CONSULTATION OR HAVE DETERMINED NOT TO CONSULT WITH AN ATTORNEY.

16. REVOCATION. THE COMPANY HEREBY ADVISES ME THAT I MAY REVOKE THIS WAIVER BY DELIVERING WRITTEN NOTICE OF MY REVOCATION TO ST. JOHN DAUGHERTY, VICE PRESIDENT, LEGAL AND CORPORATE AFFAIRS, VERSO CORPORATION, 8540 GANDER CREEK DRIVE, MIAMISBURG, OHIO 45342, WITHIN THE 7-DAY PERIOD FOLLOWING THE DAY THAT I SIGN THIS WAIVER (THE “REVOCATION PERIOD”). I UNDERSTAND THAT IF I REVOKE

THIS WAIVER WITHIN THE REVOCATION PERIOD, I WILL NOT BE ENTITLED TO RECEIVE THE BENEFITS, EXCLUDING MY RIGHT TO RECEIVE THE OTHER PAYMENTS AND BENEFITS DESCRIBED IN EXHIBIT C, IN CONNECTION WITH THE ENDING OF MY EMPLOYMENT WITH THE COMPANY. I ALSO UNDERSTAND THAT IF I DO NOT REVOKE THIS WAIVER WITHIN THE REVOCATION PERIOD, THIS WAIVER WILL BE FOREVER LEGALLY BINDING AND ENFORCEABLE BEGINNING ON THE DAY IMMEDIATELY FOLLOWING THE LAST DAY OF THE REVOCATION PERIOD (THE “EFFECTIVE DATE”). THIS WAIVER IS NOT EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED.

17. Retained Rights. Nothing in this Waiver shall result in any waiver, release, discharge or effect of any kind upon (a) my rights to indemnification and the advancement of expenses as an officer and/or director of Verso Corporation and/or as a director or officer of any of its direct or indirect subsidiaries as set forth in Verso Corporation’s Amended and Restated Bylaws, the constituent documents of its subsidiaries, or the Indemnification Agreement dated as of November 11, 2019, between Verso Corporation and me, to the maximum extent provided therein, (b) my entitlement to protection under any and all insurance policies that the Company may elect to maintain generally for the benefit of its directors and officers against all costs, charges and expenses incurred or sustained by me in connection with any action, suit or proceeding to which I may be made a party by reason of my being or having been a director, officer or employee of the Company (other than any dispute, claim or controversy arising under or relating to the Agreement or this Waiver); or (c) any dispute, claim or controversy arising under this Agreement.

[The signature page follows on the next page.]

I acknowledge and agree that I have carefully read this Waiver in its entirety, fully understand and agree to all of its terms, conditions and provisions, and have signed this Waiver knowingly, voluntarily and free from any fraud, duress, coercion or mistake of fact. Upon signing this Waiver, I agree to deliver it to St. John Daugherty, Vice President, Legal and Corporate Affairs of Verso Corporation.

Agreed to and Accepted:

/s/ Adam St. John
Adam St. John
Date: September 30, 2020

EXHIBIT B

BENEFITS

Notwithstanding any provision to the contrary in the Agreement or elsewhere, if you breach any covenant or fail to perform any obligation imposed on you in the Agreement, the Waiver, the CNC Agreement, or any other contract between the Company and you, you will not be entitled to receive any of the Benefits and will promptly return any and all Benefits already received to the Company. All capitalized terms used but not defined herein have the meanings given to them elsewhere in the Agreement.

1. CNC. The Company will pay to you $1,250,000 as compensation for the performance of your confidentiality, non-competition and other obligations under the CNC Agreement. The CNC payment will be made to you in 12 consecutive, monthly installments of $104,166.67 each beginning in October 2020, and ending in September 2021.

2. Severance. The Company will pay to you $625,000 as severance under the Company’s severance policy. The severance payment will be made to you in a single payment in October 2020.

3. Lost Retirement Benefits. The Company will contribute to your Deferred Compensation Plan account an amount equal to $381,250 as two years of your Lost Retirement Benefits (as defined in the CNC Agreement). The Lost Retirement Benefits contribution will be made to your Deferred Compensation Plan account in a single contribution within 90 days after the End Date.

4. 2020 VIP. The target amount of your annual cash bonus under the Company’s 2020 Verso Incentive Plan (the “2020 VIP”) is $625,000 (before pro-ration). As provided in the CNC Agreement, you will remain eligible to receive a prorated incentive award under the 2020 VIP. At the end of the 2020 fiscal year, the Company will determine performance under the 2020 VIP in the ordinary course and will determine the bonus that you would have been entitled to under 2020 VIP based on actual performance (as though your employment had not terminated prior to the end of the 2020 fiscal year and with any personal/individual goals deemed satisfied at the target level),), with your final 2020 VIP bonus to be prorated based on the number of days you were employed by the Company during the 2020 fiscal year. Your prorated 2020 VIP payment will be made to you at the time incentive awards under the plan are paid to other senior executives of the Company following the end of the 2020 fiscal year.

5. Stock Units. As of the End Date (and before giving effect to any acceleration provided for in this paragraph), you held the following equity awards granted by the Company: (i) a total of 109,213 restricted stock units (including dividend equivalents credited through the End Date) subject to time/service-based vesting requirements (but not performance-based vesting requirements) granted to you by the Company under its Performance Incentive Plan (the “RSUs”) , and (ii) 87,745 restricted stock units (including dividend equivalents credited through the End Date) subject to both time/service- and performance-based vesting requirements granted to you by the Company under its Performance Incentive Plan (the “PSUs”). As of the End Date, you will vest in 61,972 of the 109,213 RSUs, and the remaining portion of the RSUs will terminate as of the End Date and you will have no further right with respect thereto or in respect thereof. Your PSUs will remain outstanding until the end of the applicable performance period, and the number (if any) of the PSUs that vest as of the end of the applicable performance period will equal (a) the number of PSUs that would be eligible to vest based on actual performance for the performance period (as determined in accordance with the applicable award agreement and before applying the termination of employment/service rules applicable to the award) multiplied by (b) a fraction, the numerator of which is the number of days you were employed by the Company during the performance period and the denominator of which is the total number of days in the performance period. Any portion of the PSUs that do not vest as of the end of the applicable performance period pursuant to the preceding sentence shall terminate as of the end of such performance period and you will have no further right with respect thereto or in respect thereof. Any RSUs and PSUs that vest pursuant to this paragraph will be paid in accordance with the terms of the applicable award agreement. Except as set forth in this paragraph, the RSUs and PSUs remain subject to the terms and conditions of the applicable award agreements.

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6. Outplacement. The Company will pay to you $9,500, in lieu of providing you with executive-level outplacement services as provided in the Company’s severance policy. The outplacement payment will be made to you in a single payment in October 2020.

7. Life Insurance. The Company will pay you $117,696 in lieu of the life insurance-related benefits under the CNC Agreement. The payment will be made to you in a single payment in October 2020.

8. Medical and Dental Insurance. You have the right, and you have indicated your desire to elect, to continue the group medical and dental insurance coverage provided by the Company for you and your eligible dependents pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), during the 24-month period (the “COBRA Period”) beginning on October 1, 2020, and ending on September 30, 2022. If, and to the extent that, you elect to receive continued group medical and dental insurance coverage in accordance with COBRA, the cost of the continued coverage during the COBRA Period (the “Continued Coverage”) will be shared by you and the Company, with you paying the standard, active-employee portion of the cost of such coverage in effect immediately prior to the End Date and the Company paying the balance of the cost of such coverage to you. To the extent any such Company payments constitute taxable income to you, the Company shall pay you an additional amount equal to your federal, state and local income taxes imposed on such payments, as determined by the Company in good faith and with any such payment to be paid promptly after the start of the calendar year immediately following the calendar year to which the coverage payments relate. Notwithstanding the foregoing:

(a) The Company’s obligation to pay its portion of the Continued Coverage will cease effective as of the last day of the month in which you first become eligible for comparable group medical and dental insurance coverage from another employer, as determined jointly by the Company and you.

(b) The Company’s obligation to pay its portion of the Continued Coverage will cease on the date the Company is no longer required to provide COBRA coverage to you under applicable law.

(c) If, at any time during the COBRA Period, you are eligible for and elect to receive medical and dental insurance coverage through the Medicare health insurance program provided by the U.S. government (“Medicare”), in lieu of the group medical and dental insurance coverage provided by the Company, then the cost of the continued coverage under Medicare will be split between you and the Company, with you and the Company paying portions of the cost in the same proportions that would have been paid if you had elected the group medical and dental insurance coverage provided by the Company.

9. Legal Fees. The Company will reimburse your reasonable legal fees incurred in connection with the preparation and review of this Agreement, not in excess of $10,000, within thirty days after receipt of reasonable substantiation.

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EXHIBIT C

OTHER PAYMENTS AND BENEFITS

The Company has provided or will provide you with certain payments and benefits that are affected by the ending of your employment with the Company. Summary information regarding the payments and benefits and the effects of the ending of your employment on them is provided below. The information, being summary in nature, is qualified in its entirety by reference to the written plans, programs, contracts and other documents underlying the payments and benefits. If you have any questions about them, please direct your inquiries to Terry Dyer. All capitalized terms used but not defined herein have the meanings given to them elsewhere in the Agreement.

1. Unpaid Base Salary and Unused Vacation; Reimbursements. The Company will pay you for thirty days of unused vacation for which you would be eligible in 2020, with such payment calculated based on your daily base salary rate as in effect immediately prior to the End Date. The unused vacation payment will be made to you in a single payment on or promptly after September 30, 2020. The Company will reimburse you for your reasonable travel and other business expenses incurred by you in the performance of your duties to Verso through the End Date (to the extent not previously reimbursed). This reimbursement payment will be made to you as soon as practicable in accordance with Verso’s expense reimbursement policy and procedures, and subject to you providing Verso with reasonable documentation of the payment of such travel and other business expenses. You represent that such unreimbursed expenses are consistent in amount and nature with past practice.

2. Retirement Savings Plan (i.e., 401(k) Plan). Your individual contributions and the Company’s matching contributions on your behalf under the Retirement Savings Plan are vested, and your benefits under that plan will be paid in accordance with the applicable terms of the plan.

3. Discretionary Annual Contribution Program. The Company’s contributions on your behalf under the Discretionary Annual Contribution Program (formerly known as the Supplemental Salary Retirement Program) are vested, and your benefits under that plan will be paid in accordance with the applicable terms of the plan.

4. Deferred Compensation Plan. Your benefits under the Company’s Deferred Compensation Plan will be paid to you in accordance with the terms of the plan and any election you made thereunder.

5. Medical and Dental Insurance. With respect to your right to continue the group medical and dental insurance coverage provided by the Company for you and your eligible dependents pursuant to COBRA, you will receive from the Company’s COBRA administrator a COBRA Packet outlining your COBRA rights and including election forms for enrollment.

6. Flexible Spending Account. If applicable and subject to the applicable plan terms, you have the right under COBRA to continue your participation in the health care flexible spending account (“FSA”) plan provided by the Company through the end of the calendar year in which the End Date occurs, even if you decide not to continue your medical and dental insurance coverage under COBRA. There is no additional COBRA premium required for the continuation of your health care FSA participation. If you do not continue your health care FSA participation through COBRA, then only eligible health care charges incurred on or before the End Date will be eligible for reimbursement under the health care FSA plan.

7. Supplemental Life Insurance. If applicable, you have the right to transport (also referred to as “port”) the group supplemental life insurance coverage on your life, the life of your dependent spouse/domestic partner, or the life of a dependent child to an individual life insurance policy offered by the Company’s group life insurance provider, subject to the applicable plan terms. The Company will provide you separately with materials relating to the porting of your group supplemental life insurance coverage.

8. D&O Insurance. While there remains potential liability to you as a result of your service as a director and officer of the Company, the Company will maintain directors and officers liability insurance that provides coverage to you on the same basis that such coverage is provided to the Company’s other officers and directors who are then in service.

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